Exhibit 99.1

January 18, 2022	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123

ONE Gas Increases Quarterly Dividend

TULSA, Okla. - Jan. 18, 2022 - The board of directors of ONE Gas, Inc. (NYSE: OGS) today increased the dividend for the first quarter 2022 by 4 cents per share to 62 cents per share, resulting in an annualized dividend of $2.48 per share.

The dividend is payable March 11, 2022, to shareholders of record at the close of business Feb. 25, 2022.

The company expects an average annual dividend increase of 6% to 8% through 2026, with a target dividend payout ratio of 55% to 65% of net income, subject to its board of directors' approval.

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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

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